Exhibit 99.1

DANAHER REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
WASHINGTON, D.C., January 27, 2022 -- Danaher Corporation (NYSE: DHR) (the “Company”) today announced results for the fourth quarter and full year 2021. All results in this release reflect only continuing operations unless otherwise noted.
For the quarter ended December 31, 2021, net earnings were $1.8 billion, or $2.39 per diluted common share which represents a 44.0% year-over-year increase from the comparable 2020 period.
Non-GAAP adjusted diluted net earnings per common share were $2.69 which represents a 29.0% increase over the comparable 2020 period. For the fourth quarter 2021, revenues increased 20.5% year-over-year to $8.1 billion, with 19.5% non-GAAP core revenue growth.
For the full year 2021, net earnings were $6.3 billion, or $8.50 per diluted common share which represents a 74.0% year-over-year increase. Non-GAAP adjusted diluted net earnings per common share for 2021 were $10.05 per share, which represents a 59.0% increase over the comparable 2020 amount. Revenues for the full year 2021 increased 32.0% to $29.5 billion, with 25.0% non-GAAP core revenue growth including Cytiva.
Operating cash flow for the full year 2021 was $8.4 billion, representing a 34.5% increase year-over-year, and non-GAAP free cash flow was $7.1 billion, representing a 30.5% increase year-over-year.
Rainer M. Blair, President and Chief Executive Officer, stated, “2021 was a tremendous year for Danaher. Our team successfully executed through a challenging environment to deliver outstanding financial results — including 25% core revenue growth, nearly 60% adjusted earnings per share growth and over $7 billion of free cash flow. We were particularly pleased with the performance in our base business, which grew low-double digits, and believe we gained market share across our portfolio. We also continued to build for the future, deploying $11 billion on strategic acquisitions while accelerating innovation and capacity investments.”
Blair continued, “Over the last several years, our portfolio has undergone a significant, purpose-driven transformation. We’re a better, stronger company today, comprised of high-quality, market-leading franchises in attractive end-markets. We believe the combination of our exceptional portfolio, talented team and the Danaher Business System provides a strong foundation for 2022 and beyond.”
Starting with the first quarter 2022, in addition to presenting GAAP revenue growth, the Company will present base business core revenue growth that includes the impact of COVID-19 vaccine and therapeutic related revenue and excludes the impact of COVID-19 testing revenue.
For both the first quarter and full year 2022, the Company anticipates that non-GAAP core revenue growth in the base business will be in the high-single digit percent range.
Danaher will discuss its results during its quarterly investor conference call today starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations.” A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 800-895-3361 within the U.S. or by dialing +1-785-424-1062 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s earnings conference call (conference ID: DHRQ421). A replay of the conference call will be available shortly after the conclusion of the call and until February 10, 2022. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.” In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Quarterly Earnings.”
ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher’s globally diverse team of approximately 80,000 associates is united by a common culture and operating system, the Danaher Business System, and its Shared Purpose, Helping Realize Life’s Potential. For more information, please visit www.danaher.com.

NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, as applicable, and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company's expected financial performance for the first quarter and full year 2022, the Company’s positioning and prospects for the future and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the highly uncertain and unpredictable severity, magnitude and duration of the COVID-19 pandemic (and the related governmental, business and community responses thereto) on our business, results of operations and financial condition, the impact of our debt obligations (including the debt incurred to finance the acquisitions of Cytiva and Aldevron) on our operations and liquidity, deterioration of or instability in the economy, the markets we serve and the financial markets (including as a result of the COVID-19 pandemic), uncertainties relating to U.S. laws or policies, including potential changes in U.S. trade policies and tariffs and the reaction of other countries thereto, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including rules relating to off-label marketing and other regulations relating to medical devices and the health care industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the health care industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments and successfully complete divestitures and other dispositions, our ability to integrate the businesses we acquire and achieve the anticipated benefits of such acquisitions (including with respect to the acquisition of Aldevron), our ability to realize anticipated growth, synergies and other benefits of the Aldevron acquisition, Aldevron's performance and maintenance of important business relationships, contingent liabilities and other risks relating to acquisitions, investments, strategic relationships and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government to use, disclose and license certain intellectual property we license if we fail to commercialize it, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, the impact of deregulation on demand for our products and services, labor matters, international economic, political, legal, compliance, social and business factors (including the impact of the United Kingdom's separation from the EU), disruptions relating to man-made and natural disasters (including pandemics such as COVID-19) and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2021. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
CONTACT
Matthew E. Gugino
Vice President, Investor Relations and FP&A
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations 1

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Diluted Net Earnings Per Common Share From Continuing Operations (GAAP)	$2.39	$1.66	$8.50	$4.89
Amortization of acquisition-related intangible assets A	0.53	0.45	1.95	1.55
Acquisition-related items B	0.02	0.06	0.14	0.77
Impairments C	—	—	0.01	0.03
Fair value net (gains) losses on investments D	(0.10)	(0.04)	(0.54)	(0.02)
Gain on disposition of certain product lines E	—	—	(0.02)	(0.62)
Contract settlement expense F	—	—	0.73	—
Loss on early extinguishment of debt G	0.13	0.04	0.13	0.04
Tax effect of the above adjustments H	(0.12)	(0.10)	(0.51)	(0.27)
Discrete tax adjustments I	(0.16)	—	(0.35)	(0.12)
MCPS "as if converted" J	—	0.01	0.01	0.06
Adjusted Diluted Net Earnings Per Common Share From Continuing Operations (Non-GAAP)	$2.69	$2.08	$10.05	$6.31
1    Each of the per share adjustment amounts above have been calculated assuming the Mandatory Convertible Preferred Stock (“MCPS”) had been converted into shares of common stock.
Adjusted Average Common Stock and Common Equivalent Diluted Shares Outstanding
(shares in millions)

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Average common stock and common equivalent shares outstanding - diluted (GAAP) [2]	738.4	724.5	736.8	718.7
Converted shares [3]	8.6	19.6	8.6	17.1
Adjusted average common stock and common equivalent shares outstanding - diluted (non-GAAP)	747.0	744.1	745.4	735.8
2    The impact of the MCPS Series A calculated under the if-converted method was dilutive for the three-month period and year ended December 31, 2021, and as such 11.0 million shares underlying the MCPS Series A were included in the calculation of diluted EPS in both periods and the related MCPS Series A dividends of $20 million and $78 million were excluded from the calculation of net earnings for diluted EPS for the respective periods.
The impact of the MCPS Series B calculated under the if-converted method was anti-dilutive for the three-month period and year ended December 31, 2021, and as such 8.6 million shares underlying the MCPS Series B were excluded from the diluted EPS calculation in both periods and the related MCPS Series B dividends of $21 million and $86 million were included in the calculation of net earnings for diluted EPS for the respective periods.
The impact of the MCPS Series A and MCPS Series B calculated under the if-converted method was anti-dilutive for the three-month period and year-ended December 31, 2020, and as such, 19.6 million shares and 17.1 million shares, respectively underlying the MCPS Series A and Series B were excluded from the calculation of diluted EPS for the periods and the related MCPS Series A and Series B dividends of $41 million and $136 million, respectively, were included in the calculation of net earnings for diluted EPS for the periods.
3    The number of converted shares assumes the conversion of all MCPS and issuance of the underlying shares applying the “if-converted” method of accounting and using an average 20 trading-day trailing volume weighted average price (“VWAP”) of $316.06 and $223.43 as of December 31, 2021 and December 31, 2020, respectively.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Core Sales Growth, Core Sales Growth Including Cytiva and Base Business Core Sales Growth

	% Change Three-Month Period Ended December 31, 2021 vs. Comparable 2020 Period	% Change Year Ended December 31, 2021 vs. Comparable 2020 Period
Total sales growth (GAAP)	20.5%	32.0%
Impact of:
Acquisitions/divestitures	(2.0)	(7.5)
Currency exchange rates	1.0	(1.5)
Core sales growth (non-GAAP)	19.5%	23.0%
Impact of Cytiva sales growth (net of divested product lines)		2.0
Core sales growth including Cytiva (non-GAAP)		25.0%

Impact of COVID-related tailwinds	(9.5)	(13.5)
Base business core sales growth (non-GAAP)	10.0%	11.5%
Note: Danaher calculates period-to-period core sales growth including Cytiva by adding Cytiva sales to core sales for both the baseline and current periods. Beginning in the second quarter of 2021, Cytiva sales are included in core sales, and therefore the measure “core sales growth including Cytiva” is no longer provided for quarterly periods beginning with the second quarter of 2021. Therefore, the impact of Cytiva sales growth represents only the impact of Cytiva sales in the first quarter of 2021, prior to the inclusion of Cytiva sales in core sales. Impact of COVID-related tailwinds includes revenue from COVID-19 related testing and revenues related to products that support the pursuit and production of COVID-19 related treatments and vaccines.
Forecasted Core Sales Growth and Base Business Core Sales Growth 4

	% Change Three-Month Period Ending April 1, 2022 vs. Comparable 2021 Period	% Change Year Ending December 31, 2022 vs. Comparable 2021 Period
Core sales growth (non-GAAP)	~10%	+Mid-single digit
Impact of COVID-19 related testing	(Low-single digit)	+Low-single digit
Base business core sales growth (non-GAAP)	+High-single digit	+High-single digit
4    We do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.
Note: While we expect overall demand for the Company’s COVID-19 related products to moderate as and to the extent the pandemic subsides, as the pandemic evolves toward endemic status we believe a level of demand for the Company’s products that support COVID-19 related vaccines and therapeutics (including initiatives that seek to prevent or mitigate similar, future pandemics) and COVID-19 testing will continue. However, on a relative basis, we expect the level of ongoing demand for products supporting COVID-19 testing will be subject to more fluctuations in demand than the level of demand for products supporting COVID-19 related vaccines and therapeutics. Therefore, beginning with the first quarter of 2022, in addition to disclosing core revenue growth (as defined below), we will also disclose “base business core revenue growth” on a basis that excludes revenues related to COVID-19 testing and includes revenues from products that support COVID-19 related vaccines and therapeutics. We believe this additional measure will provide useful information to investors by facilitating period-to-period comparisons of our financial performance and identifying underlying growth trends in the Company’s business that otherwise may be obscured by fluctuations in demand for COVID-19 testing as a result of the pandemic.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Free Cash Flow from Continuing Operations
($ in millions)

	Year Ended		Year-over-Year Change
	December 31, 2021	December 31, 2020
Total Cash Flows from Continuing Operations:
Total cash provided by operating activities from continuing operations (GAAP)	$8,358	$6,215
Total cash used in investing activities from continuing operations (GAAP)	$(12,987)	$(21,239)
Total cash provided by financing activities from continuing operations (GAAP)	$1,295	$1,006

Free Cash Flow from Continuing Operations:
Total cash provided by operating activities from continuing operations (GAAP)	$8,358	$6,215	~34.5%
Less: payments for additions to property, plant & equipment (capital expenditures) from continuing operations (GAAP)	(1,294)	(791)
Plus: proceeds from sales of property, plant & equipment (capital disposals) from continuing operations (GAAP)	13	2
Free cash flow from continuing operations (non-GAAP)	$7,077	$5,426	~30.5%
We define free cash flow as operating cash flows from continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”). All amounts presented above reflect only continuing operations.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Notes to Reconciliation of GAAP to Non-GAAP Financial Measures
A    Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Pretax	$394	$336	$1,450	$1,138
After-tax	315	270	1,157	915
B    Costs incurred for fair value adjustments to inventory related to the acquisition of Aldevron in the three-month period ended December 31, 2021, ($13 million pretax as reported in this line item, $10 million after-tax). Costs incurred for fair value adjustments to inventory and deferred revenue and transaction costs deemed significant related to the acquisitions of Cytiva and Aldevron in the year ended December 31, 2021, ($104 million pretax as reported in this line item, $82 million after-tax). Costs incurred for fair value adjustments to inventory and deferred revenue related to the acquisition of Cytiva in the three-month period ended December 31, 2020, ($49 million pretax as reported in this line item, $39 million after-tax) and fair value adjustments to inventory and deferred revenue, transaction costs deemed significant and integration preparation costs related to the acquisition of Cytiva for the year ended December 31, 2020, ($568 million pretax as reported in this line item, $450 million after-tax). The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.
C    Impairment charges related to a trade name in the Diagnostics segment recorded in the year ended December 31, 2021, ($10 million pretax as reported in this line item, $8 million after-tax). Impairment charges related to a facility in the Diagnostics segment and trade names and other intangibles assets in the Environmental & Applied Solutions segment recorded in the year ended December 31, 2020, ($22 million pretax as reported in this line item, $17 million after-tax).
D    Net gains/losses on the Company's equity and limited partnership investments in the following historical periods (in $ millions) (only the pretax amounts set forth below are reflected in the fair value net gains/losses on investments line above):

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Pretax (gain)/loss	$(71)	$(31)	$(401)	$(18)
After-tax (gain)/loss	(57)	(24)	(315)	(14)
E    Gain on disposition of certain product lines in the year ended December 31, 2021, ($13 million pretax as reported in this line item, $10 million after-tax). Gain on disposition of certain product lines in the year ended December 31, 2020, ($455 million pretax as reported in this line item, $305 million after-tax).
F    Expense related to the modification and partial termination of prior commercial arrangements and resolution of an associated litigation in the year ended December 31, 2021, ($547 million pretax as reported in this line item, $415 million after-tax).
G    Loss on early extinguishment of debt resulting from “make-whole” payments and deferred costs associated with the retirement of the 2025 Euronotes in both the three-month period and the year ended December 31, 2021, ($96 million pretax as reported in this line item, $73 million after-tax). Loss on early extinguishment of debt resulting from “make-whole” payments and deferred costs associated with the retirement of the 2022 Euronotes in both the three-month period and the year ended December 31, 2020, ($26 million pretax as reported in this line item, $20 million after-tax).
H    This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment. The MCPS dividends are not tax deductible and therefore the tax effect of the adjustments does not include any tax impact of the MCPS dividends.
I    Discrete tax adjustments and other tax-related adjustments for both the three-month period and year ended December 31, 2021, include the impact of net discrete tax benefits of $120 million (or $0.16 per diluted common share), and $263 million (or $0.35 per diluted common share), respectively, related primarily to release of reserves for uncertain tax positions due to the expiration of statutes of limitation and audit settlements, excess tax benefits from stock-based compensation and the mix of earnings between the U.S. and certain jurisdictions with lower overall tax rates, net of changes in estimates associated

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
with prior period uncertain tax positions. Discrete tax adjustments and other tax-related adjustments for the year ended December 31, 2020, include the impact of net discrete tax benefits of $85 million (or $0.12 per diluted common share) related primarily related to the release of reserves for uncertain tax positions from audit settlements and expiration of statutes of limitation and excess tax benefits from stock-based compensation, partially offset by a higher tax rate associated with the gain on the divestiture of certain product lines in the Life Sciences segment and changes in estimates associated with prior period uncertain tax positions. The Company anticipates excess tax benefits from stock compensation of approximately $7 million per quarter and therefore excludes benefits in excess of this amount in the calculation of adjusted diluted net earnings from continuing operations per common share.
J    In March 2019, the Company issued $1.65 billion in aggregate liquidation preference of 4.75% MCPS Series A. In May 2020, the Company issued $1.72 billion in aggregate liquidation preference of 5.0% MCPS Series B. Dividends on the MCPS Series A and Series B are payable on a cumulative basis at an annual rate of 4.75% and 5.0%, respectively, on the liquidation preference of $1,000 per share. Unless earlier converted, each share of MCPS Series A will automatically convert on April 15, 2022 into between 6.6611 and 8.1598 shares of Danaher’s common stock, subject to further anti-dilution adjustments. Unless earlier converted, each share of MCPS Series B will automatically convert on April 15, 2023 into between 5.0103 and 6.1376 shares of Danaher’s common stock, subject to further anti-dilution adjustments. The number of shares of Danaher’s common stock issuable on conversion of the MCPS will be determined based on the VWAP) per share of the Company's common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately before April 15, 2022 and April 15, 2023 for the MCPS Series A and Series B, respectively. For the calculation of net earnings per common share from continuing operations, the impact of the dilutive MCPS is calculated under the if-converted method and the related MCPS dividends are excluded. For the purposes of calculating adjusted earnings per common share from continuing operations, the Company has excluded the paid and anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental shares of common stock deemed outstanding applying the “if-converted” method of calculating share dilution only with respect to any MCPS the conversion of which would be dilutive in the particular period are referred to as the “Converted Shares”) for any MCPS that were anti-dilutive for the given period. For additional information about the impact of the MCPS on the calculation of diluted EPS, see note 2 in the Adjusted Average Common Stock and Common Equivalent Diluted Shares Outstanding table above.

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:
•with respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;
•with respect to core sales and related sales measures, identify underlying growth trends in our business and compare our sales performance with prior and future periods and to our peers; and
•with respect to free cash flow from continuing operations and related cash flow measures (the “FCF Measure”), understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).
We also present core sales on a basis that includes sales attributable to Cytiva (formerly the Biopharma Business of General Electric Company’s (“GE”) Life Sciences business), which Danaher acquired from GE on March 31, 2020. Historically Danaher has calculated core sales solely on a basis that excludes sales from acquired businesses recorded prior to the first anniversary of the acquisition. However, given Cytiva’s significant size and historical core sales growth rate, in each case compared to Danaher’s existing businesses, management believes it is appropriate to also present core sales on a basis that includes Cytiva sales. Management believes this presentation provides useful information to investors by demonstrating beginning immediately after the acquisition Cytiva’s impact on the Company’s growth profile, rather than waiting to demonstrate such impact 12 months after the acquisition when Cytiva would normally have been included in Danaher’s core sales calculation. Danaher calculates period-to-period core sales growth including Cytiva by adding to the baseline period sales Cytiva’s historical sales from such period (when it was owned by GE), net of the sales of the Company product lines divested in 2020 to obtain regulatory approval to acquire Cytiva (“Cytiva sales”) and also adding the Cytiva sales to the current period. Beginning in the second quarter of 2021, Cytiva sales are included in core sales, and therefore we no longer provide the measure “core sales including Cytiva” for quarterly periods beginning with the second quarter of 2021. We also present “base business” core revenue growth to demonstrate our core revenue growth and our core revenue growth including Cytiva excluding core sales growth directly attributable to COVID-19 and its impact.
While we expect overall demand for the Company’s COVID-19 related products to moderate as and to the extent the pandemic subsides, as the pandemic evolves toward endemic status we believe a level of demand for the Company’s products that support COVID-19 related vaccines and therapeutics (including initiatives that seek to prevent or mitigate similar, future pandemics) and COVID-19 testing will continue. However, on a relative basis, we expect the level of ongoing demand for products supporting COVID-19 testing will be subject to more fluctuations in demand than the level of demand for products supporting COVID-19 related vaccines and therapeutics. Therefore, beginning with the first quarter of 2022, in addition to disclosing core revenue growth (as defined below), we will also disclose “base business core revenue growth” on a basis that excludes revenues related to COVID-19 testing and includes revenues from products that support COVID-19 related vaccines and therapeutics. We believe this additional measure will provide useful information to investors by facilitating period-to-period comparisons of our financial performance and identifying underlying growth trends in the Company’s business that otherwise may be obscured by fluctuations in demand for COVID-19 testing as a result of the pandemic.
Management uses these non-GAAP measures to measure the Company’s operating and financial performance, and uses core sales and non-GAAP measures similar to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations and the FCF Measure in the Company’s executive compensation program.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:
•With respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations:
◦Amortization of Intangible Assets. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
◦Restructuring Charges. We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time.
◦Other Adjustments. With respect to the other items excluded from Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to adjusted average common stock and common equivalent shares outstanding, Danaher’s Mandatory Convertible Preferred Stock (“MCPS”) will mandatorily convert into Danaher common stock on the mandatory conversion date, which is expected to be April 15, 2022 and April 15, 2023 for the Series A and Series B MCPS, respectively, (unless converted or redeemed earlier in accordance with the terms of the applicable certificate of designations). With respect to the calculation of Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, we apply the “if converted” method of share dilution to the MCPS Series A and B in all applicable periods irrespective of whether such preferred shares would be dilutive or anti-dilutive in the period. We believe this presentation provides useful information to investors by helping them understand what the net impact will be on Danaher’s earnings per share-related measures once the MCPS convert into Danaher common stock.
•With respect to core sales related measures, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions (other than Cytiva, in the case of core sales including Cytiva and base business core sales) and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.
With respect to forecasted core sales related measures, we do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
($ in millions, except per share amount)

	As of December 31
	2021	2020
ASSETS
Current assets:
Cash and equivalents	$2,586	$6,035
Trade accounts receivable, less allowance for doubtful accounts of $124 as of December 31, 2021 and $132 as of December 31, 2020	4,631	4,045
Inventories	2,767	2,292
Prepaid expenses and other current assets	1,664	1,430
Total current assets	11,648	13,802
Property, plant and equipment, net	3,790	3,262
Other long-term assets	3,719	2,395
Goodwill	41,184	35,420
Other intangible assets, net	22,843	21,282
Total assets	$83,184	$76,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$8	$11
Trade accounts payable	2,569	2,049
Accrued expenses and other liabilities	5,563	5,342
Total current liabilities	8,140	7,402
Other long-term liabilities	7,699	7,789
Long-term debt	22,168	21,193
Stockholders’ equity:
Preferred stock, no par value, 15.0 million shares authorized; 1.65 million shares of 4.75% Mandatory Convertible Preferred Stock, Series A, issued and outstanding as of December 31, 2021 and December 31, 2020; 1.72 million shares of 5.00% Mandatory Convertible Preferred Stock, Series B, issued and outstanding as of December 31, 2021 and December 31, 2020	3,268	3,268
Common stock - $0.01 par value, 2.0 billion shares authorized; 855.7 million issued and 715.0 million outstanding as of December 31, 2021; 851.3 million issued and 711.0 million outstanding as of December 31, 2020	9	9
Additional paid-in capital	10,090	9,698
Retained earnings	32,827	27,159
Accumulated other comprehensive income (loss)	(1,027)	(368)
Total Danaher stockholders’ equity	45,167	39,766
Noncontrolling interests	10	11
Total stockholders’ equity	45,177	39,777
Total liabilities and stockholders’ equity	$83,184	$76,161
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
($ and shares in millions, except per share amounts)

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021		December 31, 2020
Sales	$8,148	$6,760	$29,453		$22,284
Cost of sales	(3,205)	(2,806)	(11,501)		(9,809)
Gross profit	4,943	3,954	17,952		12,475
Operating costs:
Selling, general and administrative expenses	(2,294)	(1,957)	(8,198)		(6,896)
Research and development expenses	(495)	(396)	(1,742)		(1,348)
Other operating expenses	—	—	(547)		—
Operating profit	2,154	1,601	7,465		4,231
Nonoperating income (expense):
Other income (expense), net	82	35	456		494
Loss on early extinguishment of borrowings	(96)	(26)	(96)		(26)
Interest expense	(56)	(72)	(238)		(275)
Interest income	1	4	11		71
Earnings from continuing operations before income taxes	2,085	1,542	7,598		4,495
Income taxes	(297)	(301)	(1,251)		(849)
Net earnings from continuing operations	1,788	1,241	6,347		3,646
Earnings from discontinued operations, net of income taxes	—	—	86		—
Net earnings	1,788	1,241	6,433		3,646
Mandatory convertible preferred stock dividends	(41)	(41)	(164)		(136)
Net earnings attributable to common stockholders	$1,747	$1,200	$6,269		$3,510

Net earnings per common share from continuing operations:
Basic	$2.44	$1.69	$8.65		$4.97
Diluted	$2.39	$1.66	$8.50		$4.89	(a)
Net earnings per common share from discontinued operations:
Basic	$—	$—	$0.12		$—
Diluted	$—	$—	$0.12		$—
Net earnings per common share:
Basic	$2.44	$1.69	$8.77		$4.97
Diluted	$2.39	$1.66	$8.61	(b)	$4.89	(a)
Average common stock and common equivalent shares outstanding:
Basic	715.6	711.6	714.6		706.2
Diluted	738.4	724.5	736.8		718.7
(a) Net earnings per common share amounts for the relevant three-month periods do not add to the full year amounts due to rounding.
(b) Net earnings per common share amount does not add due to rounding.

This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
($ in millions)

	Year Ended December 31
	2021	2020
Cash flows from operating activities:
Net earnings	$6,433	$3,646
Less: earnings from discontinued operations, net of income taxes	(86)	—
Net earnings from continuing operations	6,347	3,646
Noncash items:
Depreciation	718	637
Amortization of intangible assets	1,450	1,138
Amortization of acquisition-related inventory fair value step-up	59	457
Stock-based compensation expense	218	187
Contract settlement expense	542	—
Pretax loss on early extinguishment of borrowings	96	26
Pretax gain on sale of product lines and investment (gains) losses	(414)	(455)
Change in deferred income taxes	(229)	518
Change in trade accounts receivable, net	(611)	(264)
Change in inventories	(502)	(123)
Change in trade accounts payable	549	227
Change in prepaid expenses and other assets	(4)	102
Change in accrued expenses and other liabilities	139	119
Total operating cash provided by continuing operations	8,358	6,215
Total operating cash (used in) provided by discontinued operations	—	(7)
Net cash provided by operating activities	8,358	6,208
Cash flows from investing activities:
Cash paid for acquisitions	(10,961)	(20,971)
Payments for additions to property, plant and equipment	(1,294)	(791)
Proceeds from sales of property, plant and equipment	13	2
Payments for purchases of investments	(934)	(342)
Proceeds from sales of investments	126	13
Proceeds from sale of product lines	26	826
All other investing activities	37	24
Total cash used in investing activities from continuing operations	(12,987)	(21,239)
Cash flows from financing activities:
Proceeds from the issuance of common stock in connection with stock-based compensation	86	153
Proceeds from the public offering of common stock, net of issuance costs	—	1,729
Proceeds from the public offering of preferred stock, net of issuance costs	—	1,668
Payment of dividends	(742)	(615)
Net proceeds from (repayments of) borrowings (maturities of 90 days or less)	2,265	(4,637)
Proceeds from borrowings (maturities longer than 90 days)	984	8,670
Repayments of borrowings (maturities longer than 90 days)	(1,186)	(5,933)
Make-whole premiums to redeem borrowings prior to maturity	(96)	(26)
All other financing activities	(16)	(3)
Total financing cash provided by continuing operations	1,295	1,006
Effect of exchange rate changes on cash and equivalents	(115)	148
Net change in cash and equivalents	(3,449)	(13,877)
Beginning balance of cash and equivalents	6,035	19,912
Ending balance of cash and equivalents	$2,586	$6,035
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.

DANAHER CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION (unaudited)
($ in millions)

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Sales:
Life Sciences	$4,046	$3,361	$14,958	$10,576
Diagnostics	2,881	2,227	9,844	7,403
Environmental & Applied Solutions	1,221	1,172	4,651	4,305
Total Company	$8,148	$6,760	$29,453	$22,284

Operating Profit:
Life Sciences	$1,097	$811	$4,367	$2,054
Diagnostics	893	586	2,313	1,538
Environmental & Applied Solutions	233	272	1,054	979
Other	(69)	(68)	(269)	(340)
Total Company	$2,154	$1,601	$7,465	$4,231

Operating Profit Margins:
Life Sciences	27.1%	24.1%	29.2%	19.4%
Diagnostics	31.0%	26.3%	23.5%	20.8%
Environmental & Applied Solutions	19.1%	23.2%	22.7%	22.7%
Total Company	26.4%	23.7%	25.3%	19.0%
This information is presented for reference only. Final audited financial statements will include footnotes, which should be referenced when available, to more fully understand the contents of this information.